UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): July 31, 2003

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

             (Exact name of Registrant as specified in its charter)


         Delaware                         -26224               51-0317849
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                              311 Enterprise Drive
                              Plainsboro, NJ 08536
               (Address of principal executive offices) (Zip Code)
                                 (609)-275-0500
              (Registrant's telephone number, including area code)
                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibits.

Exhibit
Number      Description of Exhibit
-------     ----------------------
99.1 Press release issued July 31, 2003 regarding earnings for the quarter ended June 30, 2003

This exhibit is being furnished under Item 12, Results of Operations and Financial Condition of this Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

ITEM 12.  Results of Operations and Financial Condition

On July 31, 2003, Integra LifeSciences Holdings Corporation issued a press release announcing financial results for the quarter ended June 30, 2003. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION


Date: July 31, 2003                    By: /s/ Stuart M. Essig
                                           -----------------------------
                                           Stuart M. Essig
                                           President and Chief Executive Officer

                                  Exhibit Index
                                  -------------


Exhibit
Number      Description of Exhibit
-------     ----------------------

99.1 Press release issued July 31, 2003 regarding earnings for the quarter ended June 30, 2003

Exhibit 99.1





News Release

Contacts:
Integra LifeSciences Holdings Corporation
John B. Henneman, III                            John Bostjancic
Executive Vice President                         Senior Director of Finance
Chief Administrative Officer                     (609) 936-2239
(609) 936-2481                                   jbostjancic@integra-ls.com
jhenneman@integra-ls.com

                    Integra LifeSciences Reports Record Operating Earnings and Revenues for the Second Quarter 2003

                Cash Flows from Operations Totaled $14.2 Million

Plainsboro, NJ /July 31, 2003 / -- Integra LifeSciences Holdings Corporation (Nasdaq: IART) today reported net income of $5.4 million, or $0.18 per share, for the second quarter of 2003, as compared to net income of $4.2 million, or $0.14 per share, in the second quarter of 2002.

Total revenues in the second quarter of 2003 increased $16.3 million to $42.7 million, a 62% increase over total revenues in the second quarter of 2002. This growth was led by a $16.5 million increase in product revenues to $41.2 million in the second quarter of 2003. Revenues from product lines acquired since the beginning of the second quarter of 2002 accounted for $12.2 million, or 74%, of the increase in product revenues. Excluding revenues attributable to product lines acquired since the beginning of the second quarter of 2002, second quarter 2003 product revenues increased by $4.3 million, or 17%, over the prior year period. Changes in foreign currency exchange rates accounted for $382,000 of this increase.

Operating income for the period was $8.3 million, a 51% increase over the second quarter of 2002.

"The second quarter was a period of strong growth for Integra," said Stuart M. Essig, Integra's President and Chief Executive Officer. "We attained record revenues and operating income while continuing to integrate our acquired businesses and consolidate our operations. Excluding the impact of acquisitions, we continue to generate strong organic product revenue growth, which has averaged 18% year to date in 2003. While acquisitions are an important part of our growth strategy, we remain very focused on growing our existing operations."

Our revenues were as follows:
                          Quarter Ended June 30,       Six Months Ended June 30,
                            2003          2002            2003          2002
                          --------      --------        --------      --------
Product Revenue:
Neuromonitoring products  $ 10,552      $  8,398        $ 21,084      $ 16,980
Operating room products     12,833         8,394          25,421        16,266
Instruments                 12,358         3,682          18,605         7,505
Private label products       5,494         4,299          11,257         8,541
                          --------      --------        --------      --------
  Total Product Revenue     41,237        24,773          76,367        49,292
Other revenues               1,499         1,668           3,149         3,065
                          --------      --------        --------      --------
  Total Revenue           $ 42,736      $ 26,441        $ 79,516      $ 52,357

Increased sales of intracranial monitoring products and drainage systems provided most of the year-over-year revenue growth in neuromonitoring product revenues. Sales of neurosurgical shunt products acquired in 2002 and the continued growth in sales of DuraGen(R) Dural Graft Matrices and NeuraGen(TM) Nerve Guides accounted for the increase in operating room product revenues. Sales of the recently acquired JARIT(R) and Padgett surgical instrument lines contributed $8.1 million of the year over year increase in instrument revenues. Increased sales of our Selector(R) Ultrasonic Aspirator and Redmond-Ruggles(TM) products lines contributed to the remainder of the growth in instrument product revenues. Growth in our private label product revenues is primarily attributable to sales of recently acquired product lines.

The decline in other revenue from the prior year period reflects the effect of a $500,000 event payment received from Johnson & Johnson in the second quarter of 2002, which was partially offset by an increase in product development revenues in 2003.

Acquisitions and new product launches continue to contribute significantly to the Company's product revenue growth. The Company's product revenues in the second quarter of 2003 included the following amounts in sales of acquired product lines:

                                                   Total
                          Revenue From Product    Acquired    Product     Total
                           Lines Acquired in      Product     Revenue:   Product
                           2003          2002     Revenue    All Other   Revenue
                          ------        ------    --------   ---------   -------
Neuromonitoring products  $  --         $  845    $   845     $ 9,707    $10,552
Operating room products      --          2,424      2,424      10,409     12,833
Instruments                7,010         1,099      8,109       4,249     12,358
Private label products       --            799        799       4,695      5,494
                          ------        ------    --------   ---------   -------
Total product revenue     $7,010        $5,167    $12,177     $29,060    $41,237

Gross margin on product revenues in the second quarter of 2003 decreased three percentage points from the second quarter of 2002 to 59%. This decline was attributable to the negative impact of $514,000 of inventory fair value purchase accounting adjustments from recent acquisitions and the change in product mix caused by our acquisition of JARIT Instruments. Excluding inventory fair value purchase accounting adjustments, gross margin on product revenues would have been 60% in the second quarter of 2003. There were no inventory fair value purchase accounting adjustments recorded in the second quarter of 2002.

Research and development expenses increased $476,000 in the second quarter of 2003 primarily as a result of increased spending on development of a next generation ultrasonic aspirator product line and development programs associated with recent acquisitions. Sales and marketing expense increased by $3.2 million to $9.1 million in the second quarter of 2003, a slight decrease as a percentage of product revenues from the prior year period. The decrease as a percentage of product revenues in 2003 was primarily attributable to costs incurred in the first half 2002 to recruit and train the expanded domestic Integra NeuroSciences(TM) sales force. General and administrative expense increased by $1.8 million over the second quarter of 2002 to $4.7 million, primarily as a result of costs incurred in operating the businesses acquired in 2002 and 2003.

The Company reported net interest expense of $198,000 in the second quarter of 2003, as compared to net interest income of $1.0 million in the prior year period, primarily as a result of $1.0 million of interest expense associated with the Company's $120.0 million of contingent convertible subordinated notes. Other income increased by $396,000 to $451,000 as a result of gains realized on the sale of marketable securities and increased exchange rate gains on foreign currency-based transactions.

The $835,000 increase in income tax expense in the second quarter of 2003 reflects an increase in the Company's expected effective tax rate to 36.5% for 2003 as compared to 35% reported for the second quarter of 2002.

The Company generated $14.2 million in cash flows from operations in the second quarter of 2003, as compared to $6.8 million in the prior year quarter. Operating cash flows improved in the second quarter of 2003 primarily as a result of higher net income, improved inventory and accounts receivable management, increased advances on product purchases received from distribution partners, and a $2.7 million benefit from an increase in accrued expenses. The majority of the cash flow benefit from the increase in accrued expenses is expected to reverse in the third quarter of 2003, as many of the liabilities associated with this increase, including interest accrued on the contingent convertible subordinated notes, will be paid in the third quarter.

In the second quarter of 2003 the Company received $14.2 million in net proceeds from the sale of an additional $15.0 million of its contingent convertible subordinated notes. The Company's cash and investments totaled $202.0 million at June 30, 2003.

Integra is updating its expectations for revenues and earnings for 2003 and 2004. We expect total revenues to increase to between $169 and $171 million in 2003 and $196 and $206 million in 2004. Gross margin is expected to be 60% and 62% of product revenues in 2003 and 2004. Excluding a potential in-process research and development charge related to a $1.5 million milestone payment that may become due in connection with a product development agreement, we expect our earnings to be within a range of $0.78 to $0.82 per share in 2003 and $1.05 to $1.10 per share in 2004. We currently anticipate making the $1.5 million milestone payment in 2004. The Company's guidance for the third quarter of 2003 is for total revenues in the range of $43.0 to $44.0 million and earnings per share of $0.18 to $0.19. The Company's third quarter guidance includes the negative impact of approximately $400,000 of fair value inventory purchase accounting adjustments from the JARIT acquisition as well as an additional amount of severance and other charges from our expected third quarter restructuring activities. Although we have not yet determined the amount of such additional charges, we expect that it will not exceed $400,000. In accordance with the Company's usual practices, management's expectations for 2003 and 2004 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

The Company has scheduled a conference call for 9:00 am EST today, July 31, 2003, to discuss the financial results for the second quarter of 2003 and to further discuss forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing (973) 935-2100 or through a listen-only webcast via a link provided on the home page of Integra's website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through August 14, 2003 by dialing (973) 341-3080 (access code 3609052) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neuro-trauma and neurosurgery, plastic and reconstructive surgery, general surgery and soft tissue repair. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. The Company has its corporate headquarters in Plainsboro, New Jersey, with manufacturing and research facilities located throughout the world. The Company has approximately 860 permanent employees. Please visit the Company's Website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margins, income tax rates, earnings per share and cash flows. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, the Company's ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt the Company's recently launched and planned products and the Company's ability to secure regulatory approval for products in development may adversely affect the Company's future product revenues; the Company's ability to increase sales and product volumes may adversely affect its future gross margins; the geographic mix of the Company's taxable income may adversely affect the Company's income tax rates; the Company's ability to integrate acquired businesses, increase product sales and gross margins, and control its non-product costs may affect its earnings per share; and the Company's future net income results and its ability to effectively manage its working capital may affect its future cash flows. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2002 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for the use of certain non-GAAP financial information. In this news release, we provide "growth in product revenues excluding recently acquired product lines" and "gross margin on product revenues excluding inventory fair value purchase accounting adjustments", both of which are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measure is provided in the tables of financial information contained at the end of this news release.

These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Management believes that these non-GAAP financial measures are important supplemental information to investors which reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations, provide a more complete understanding of factors and trends affecting our ongoing business and operations. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                      (In thousands, except per share data)
                                   (UNAUDITED)


Statement of Operations Data:

                       Three Month Period Six Month Period
                           Ended June 30 Ended June 30
                                               2003            2002            2003         2002
Product revenue                             $41,237           $24,773         $76,367     $49,292
Other revenue                                 1,499             1,668           3,149       3,065
Total revenue                                42,736            26,441          79,516      52,357

Cost of product revenues                     17,090            9,465           30,793      18,993
Research and development                      2,777            2,301            5,427       4,379
Selling and marketing                         9,082            5,928           16,658      11,600
General and administrative                    4,736            2,893            9,570       5,856
Amortization                                    762              364            1,339         714
Total costs and expenses                     34,447           20,951           63,787      41,542

Operating income                              8,289            5,490           15,729      10,815

Interest (expense) income, net                 (198)             993              578       1,986
Other income (expense), net                     451               55              800          32

Income before income taxes                    8,542            6,538           17,107      12,833

Provision for income taxes                    3,124            2,289            6,251       4,493

Net income                                   $5,418           $4,249          $10,856       8,340

Diluted earnings per share                   $ 0.18           $ 0.14          $  0.36     $  0.27

Diluted weighted average common
   shares outstanding                        30,061           30,849           30,463      30,783


Condensed Balance Sheet Data:

                                                              June 30                December 31
                                                                2003                     2002
Cash and marketable securities,
  Including non-current portion                              $ 202,013                $ 132,311
Accounts receivable, net                                        23,722                   19,412
Inventory, net                                                  39,077                   28,502
Total assets                                                   392,533                  274,668

Current liabilities                                             29,539                   21,921
Long-term debt                                                 119,653                       --
Total liabilities                                              154,446                   27,071

Stockholders' equity                                           238,087                  247,597



Reconciliation of non-GAAP financial measures to the most comparable GAAP measure:

A. Growth in product revenues excluding recently acquired product lines

Excluding revenues attributable to product lines acquired since the beginning of the second quarter of 2002, second quarter 2003 product revenues increased by $4.3 million, or 17%, over the prior year period.

                                              Quarter Ended June 30,       Increase
                                                2003          2002        $        %
                                              --------      --------   -------   -----
                                                        ($ in thousands)
Total product revenues, as reported           $ 41,237      $ 24,773   $16,464    66%
Less: Sales of products acquired in 2003         7,010           --      7,010    N/A
      Sales of products acquired in 2002         5,167           --      5,167    N/A
                                              --------      --------   -------   -----
Product revenues excluding acquired products  $ 29,060      $ 24,773   $ 4,287    17%

Excluding the impact of acquisitions, we continue to generate strong organic product revenue growth, which has averaged 18% year to date in 2003.

                                             Six Months Ended June 30,     Increase
                                                2003          2002        $        %
                                              --------      --------   -------   -----
                                                        ($ in thousands)
Total product revenues, as reported           $ 76,367      $ 49,292   $27,075    55%
Less: Sales of products acquired in 2003         8,142           --      8,142    N/A
      Sales of products acquired in 2002        10,210           --     10,210    N/A
                                              --------      --------   -------   -----
Product revenues excluding acquired products  $ 58,015      $ 49,292   $ 8,723    18%

B. Gross margin on product revenues excluding inventory fair value purchase accounting adjustments

Excluding inventory fair value purchase accounting adjustments, gross margin on product revenues would have been 60% in the second quarter of 2003.

                                                                Three Months
                                                                    Ended
                                                                June 30, 2003
                                                                -------------
                                                               ($ in thousands)

Total cost of product revenues, as reported                         $ 17,090
Less: Inventory fair value purchase accounting adjustments               514
                                                                    --------
Total cost of product revenues excluding inventory fair
      value purchase accounting adjustments                         $ 16,576


Total product revenues, as reported                                 $ 41,237
Less: Total cost of product revenues, as reported                     17,090
                                                                    --------
Gross margin on product revenues, as reported                         24,147
Gross margin as % of product revenues, as reported                       59%

Total product revenues, as reported                                 $ 41,237
Less: Total cost of product revenues excluding inventory fair
      value purchase accounting adjustments                           16,576
                                                                    --------
Gross margin on product revenues, adjusted to exclude inventory
      fair value purchase accounting adjustments                      24,661
Gross margin as % of product revenues, adjusted to exclude inventory
      fair value purchase accounting adjustments                         60%

Source: Integra LifeSciences Holdings Corporation